UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 14, 2006

Humana Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-5975	61-0647538
(Commission File Number)	(IRS Employer Identification No.)

500 West Main Street, Louisville, KY	40202
(Address of Principal Executive Offices)	(Zip Code)

502-580-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On July 14, 2006 we replaced our existing credit agreement (described below) with a new five-year $1 billion unsecured revolving credit agreement with JPMorgan Chase Bank, N.A. as Agent and as CAF Loan Agent, Bank of America, N.A., Citibank, N.A., U.S. Bank National Association, and Wachovia Bank, National Association as Syndication Agents, and J.P. Morgan Securities Inc. and Banc of America Securities LLC, as Joint-Lead Arrangers and Joint Bookrunners (“New Credit Agreement”). The Company entered into the New Credit Agreement: (a) for general corporate purposes, including support for the issuance of commercial paper; and (b) to replace its previous credit agreement.

Under the New Credit Agreement, at our option, we can borrow on either a competitive advance basis or a revolving credit basis. The revolving credit portion bears interest at either a fixed rate or floating rate based on LIBOR plus a spread. The competitive advance portion of any borrowings will bear interest at market rates prevailing at the time of borrowing on either a fixed rate or a floating rate basis, at our option. The Company will pay an annual facility fee regardless of utilization. In addition to the facility fee, a utilization fee of 10 basis points is payable for any day in which borrowings under the facility exceeds 50% of the total $1 billion commitment.

The New Credit Agreement contains customary restrictive and financial covenants as well as customary events of default, including financial covenants regarding the maintenance of net worth and a maximum leverage ratio. The terms of the New Credit Agreement also include standard provisions related to conditions of borrowing, including a customary material adverse effect clause which could limit our ability to borrow (other than borrowings used to refinance maturing commercial paper). We have not experienced a material adverse effect and we know of no circumstances or events which would be reasonably likely to result in a material adverse effect. At this time, we do not believe the material adverse effect clause poses a material funding risk to us.

We have other relationships, including financial advisory and banking, with some parties to the New Credit Agreement.

The Company has no borrowings outstanding under the New Credit Agreement as of this time.

The foregoing description of the New Credit Agreement does not purport to be complete. For an understanding of the terms and provisions of the New Credit Agreement, reference should be made to the copy of that agreement attached as Exhibit 10 to this Form 8-K.

Item 1.02	Termination of a Material Definitive Agreement.

The New Credit Agreement replaces the Company’s five year, $600 million unsecured revolving credit agreement dated September 29, 2004 (the “Previous Credit Agreement”).

Under the Previous Credit Agreement, at our option, we were able to borrow on either a competitive advance basis or a revolving credit basis. The revolving credit portion bore interest at either a fixed rate or floating rate based on LIBOR plus a spread. The competitive advance portion of any borrowings bore interest at market rates prevailing at the time of borrowing on either a fixed rate or a floating rate basis, at our option. We paid an annual facility fee regardless of utilization. In addition to the facility fee, a utilization fee of 12.5 basis points was payable for any day in which borrowings under the facility exceeded 50% of the total $600 million commitment.

The Previous Credit Agreement contained customary restrictive and financial covenants as well as customary events of default, including financial covenants regarding the maintenance of net worth, minimum interest coverage, and maximum leverage ratios. At July 14, 2006, we were in compliance with all applicable financial covenant requirements. The terms of the Previous Credit Agreement also included standard provisions related to conditions of borrowing, including a customary material adverse effect clause which could limit our ability to borrow.

There were no balances outstanding under the Previous Credit Agreement at July 14, 2006.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1.01. Entry into a Material Definitive Agreement” is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
10	Five-Year $1 Billion Credit Agreement among Humana Inc., and JPMorgan Chase Bank, N.A. as Agent and as CAF Loan Agent, Bank of America, N.A., Citibank, N.A., U.S. Bank National Association, and Wachovia Bank, National Association as Syndication Agents and J.P. Morgan Securities Inc. and Banc of America Securities LLC, as Joint-Lead Arrangers and Joint Bookrunners dated as of July 14, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC.

BY:	/s/ Arthur P. Hipwell
Arthur P. Hipwell
Senior Vice President and General Counsel

Dated: July 19, 2006

INDEX TO EXHIBITS

Exhibit No.	Description
10	Five-Year $1 Billion Credit Agreement among Humana Inc., and JPMorgan Chase Bank, N.A. as Agent and as CAF Loan Agent, Bank of America, N.A., Citibank, N.A., U.S. Bank National Association, and Wachovia Bank, National Association as Syndication Agents and J.P. Morgan Securities Inc. and Banc of America Securities LLC, as Joint-Lead Arrangers and Joint Bookrunners dated as of July 14, 2006.